Exhibit 8.2

August 21, 2003

Pennsylvania Real Estate Investment Trust
The Bellevue
200 South Broad Street
Philadelphia, PA 19102

Ladies and Gentlemen:

        We have acted as counsel to Pennsylvania Real Estate Investment Trust, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement (the "Company"), in connection with the Company's issuance and sale of 5,500,000 shares of the Company's shares of beneficial interest, par value $1.00 per share, together with associated rights (the "Shares"), and grant of an option to purchase up to an additional 825,000 Shares, as more fully described in the Company's prospectus supplement dated August 15, 2003 (the "Prospectus Supplement"), to the Company's prospectus (the "Prospectus") included as part of the Company's registration statement on Form S-3 (Registration No. 333-97985) (the "Registration Statement") (the "Offering"). In connection with the Offering, we have been asked to provide you with the opinion set forth below.

        This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, "federal tax laws"). These provisions and interpretations are subject to changes, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the "IRS") or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

        In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) the Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Underwriting Agreement dated August 15, 2003 between the Company, PREIT Associates, L.P. and Lehman Brothers, Inc.; and (v) the Company's current report on Form 8-K as filed with the Securities and Exchange Commission on August 15, 2003 (the "Tax 8-K").

        In our review, we have assumed that all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms; provided that, notwithstanding any of the foregoing, we are not making any assumption as to the accuracy of statements in the Tax 8-K that describe federal statutes, rules and regulations, which statements are covered by our opinion set forth below. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

        For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents. We have consequently relied upon representations and information presented in such documents.

        Based upon, and subject to, the foregoing, we are of the opinion that the information in the Tax 8-K under the headings "Federal Income Tax Considerations to PREIT Shareholders" and "Risks

Regarding Our Merger With Crown American Realty Trust—PREIT could be disqualified as a REIT or have to pay taxes if Crown does not qualify as a REIT at the time of the merger" and "—Recent change in taxation of corporate dividends may adversely affect the value of PREIT's shares," to the extent that such information describes federal statutes, rules and regulations, constitutes a fair summary of such statutes, rules or regulations, as applicable.

        This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues, including, without limitation, the qualification of the Company as a REIT for federal tax purposes. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. Without limiting the foregoing, we specifically are not expressing an opinion as to whether the Company currently qualifies as a REIT or has qualified as a REIT in any previous years, as to which you are receiving a separate opinion of counsel from Drinker Biddle.

        We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Company's current report on Form 8-K dated as of the date of this letter and to the use of the name of the firm in the Prospectus Supplement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended. Except as provided above, this opinion may not be used or relied on by any other person or for any other purpose without our prior consent.

                      Very truly yours,

                      /s/ HOGAN & HARTSON L.L.P.
                      HOGAN & HARTSON L.L.P.